Exhibit 21
List of Subsidiaries
Energy West Resources, Inc., a Montana corporation
Energy West Development, Inc., a Montana corporation
Frontier Natural Gas Company, LLC, a North Carolina limited liability company
Frontier Utilities of North Carolina, Inc., a North Carolina corporation